Ex-99(n)(1)






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 20, 2004, relating to the financial statements and financial highlights of The Gabelli Utility Trust which appears in the December 31, 2003 Annual Report to Shareholders of The Gabelli Utility Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
New York, New York
October 12, 2004